EXHIBIT 5.1

LANDS’ END, INC
1 Lands’ End Lane
Dodgeville, Wisconsin 53595

Dorian R. Williams
Senior Vice President,
General Counsel, and Corporate Secretary

December 22, 2016

Lands' End, Inc.
1 Lands' End Lane
Dodgeville, Wisconsin 53595

Ladies and Gentlemen:
I have acted as counsel for Lands’ End, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about December 22, 2016 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 411,765 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, subject to issuance by the Company (1) upon the exercise of a sign-on stock option to purchase up to 294,118 Shares granted pursuant to the Sign-On Nonqualified Stock Option Agreement to be entered into by the Company and Jerome S. Griffith (the “Option Agreement”), and (2) upon the settlement of sign-on restricted stock units for 117,647 Shares to be granted pursuant to the Sign-On Restricted Stock Unit Agreement to be entered into by the Company and Jerome S. Griffith (together with the Option Agreement, the “Award Agreements”). Each Award Agreement is intended to induce Mr. Griffith with an incentive to become and remain an employee of the Company and increase his interest in the success of the Company.
In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such records of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below, including the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, minutes and records of the corporate proceedings of the Company, the forms of Award Agreement, and the Registration Statement and the exhibits thereto. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that the Shares have been duly authorized for issuance and when duly issued, sold and delivered in accordance with the terms of the applicable Award Agreement and in the manner and for the consideration stated in the applicable Award Agreement, will be validly issued, fully paid and non-assessable.
My opinions expressed above are subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

I assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof. This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and Item 8 of Part II of Form S-8.

Sincerely,

/s/ Dorian R. Williams
Dorian R. Williams

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